                                                                    EXHIBIT 12.1


                             NORDSTROM CREDIT, INC.
                 Computation of Ratio of Earnings Available for
                         Fixed Charges to Fixed Charges
                             (Dollars in thousands)



YEAR ENDED JANUARY 31,              2004           2003           2002           2001           2000
----------------------           ----------     ----------     ----------     ----------     ----------
Earnings before
     income taxes                $   71,738     $   75,306     $   23,429     $   15,265     $   34,676

Fixed charges
  (interest cost)                    22,022         23,786         25,012         29,339         27,208
                                 ----------     ----------     ----------     ----------     ----------
Earnings available for
  fixed charges                  $   93,760     $   99,092     $   48,441     $   44,604     $   61,884
                                 ==========     ==========     ==========     ==========     ==========
RATIO OF EARNINGS AVAILABLE
  FOR FIXED CHARGES TO FIXED
  CHARGES                              4.26           4.17           1.94           1.52           2.27
                                 ==========     ==========     ==========     ==========     ==========